Exhibit 99.1

Barnes Group Inc. 123 Main Street Bristol, CT 06010 Tel: 860.583.7070

NEWS RELEASE

BARNES GROUP INC. REPORTS
SECOND QUARTER 2008 FINANCIAL RESULTS

▪	Quarterly net sales rise 6% to $382.9 million
▪	Net income increases 22% to a record $34.6 million
▪	Second quarter diluted EPS increases 22% to $0.60

Bristol, Connecticut, July 25, 2008 --- Barnes Group Inc. (NYSE: B), a leading aerospace and industrial components manufacturer and distributor, today reported second quarter 2008 net income of $34.6 million, or $0.60 per diluted share, a 22 percent increase in earnings per share over the prior year second quarter.  The increase in net income reflects approximately 6 percent revenue growth driven primarily by strong demand in the aerospace manufacturing and aftermarket businesses and the international industrial businesses.  Operating income increased 22 percent over the prior year second quarter and operating margin increased 1.6 percentage points to 12.8 percent.  Second quarter improvements were principally from record operating profit in Barnes Aerospace, continued productivity advancements from lean enterprise activities in Barnes Industrial, and improved contributions from Barnes Distribution due to the positive impact of organizational and operational initiatives.

“We continue to drive our businesses by focusing on continuous improvement as part of an integrated business system to enhance our operational performance and global competitiveness,” said Gregory F. Milzcik, President and Chief Executive Officer, Barnes Group Inc.  “Around the world, though economic conditions are varied, with our diversified global business model we are well positioned for success,” continued Milzcik.  “We are investing in our businesses that are growing and have significant growth opportunities, while carefully taking the necessary actions to improve those businesses that are underperforming.

“Execution on profit enhancement and growth initiatives during the quarter was solid and we continued to enjoy the benefit of global demand which offset the challenging conditions in certain North American markets.  Based on general economic conditions and our ongoing actions to ensure our businesses are positioned to profitably grow, the Company’s targeted earnings for full year 2008, based on current market conditions, is $2.30 to $2.36 per diluted share.  Our 2008 outlook reflects an anticipated increase over 2007 reported results of approximately 32 percent.  We expect to generate this favorable growth rate as a result of our continued focus on improving our administrative, process, and market synergies throughout the organization,” Milzcik said.

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(millions; except	Three months ended June 30,					Six months ended June 30,
per share data)	2008	2007	Change			2008	2007	Change
Net Sales	$382.9	$359.5	$23.4	6.5%		$771.4	$720.2	$51.2	7.1%
Operating Income	$49.0	$40.3	$8.7	21.6%		$98.9	$83.5	$15.4	18.5%
Operating Margin	12.8%	11.2%	-	1.6	pts.	12.8%	11.6%	-	1.2	pts.
Net Income	$34.6	$28.4	$6.2	21.9%		$68.0	$56.0	$12.0	21.4%
Net Income Margin	9.0%	7.9%	-	1.1	pts.	8.8%	7.8%	-	1.0	pts.

Net Income Per Diluted Share	$0.60	$0.49	$0.11	22.4%		$1.20	$0.99	$0.21	21.2%

As previously reported, Barnes Group realigned its reportable business segments during 2007 by transferring the stock spring catalog and custom solutions business from Barnes Distribution to Barnes Industrial, whose Engineered Springs business manufactures many of the spring products sold by this business.  Segment information has been adjusted on a retrospective basis to reflect this change.

Barnes Aerospace

	Three months ended June 30,					Six months ended June 30,
(millions)	2008	2007	Change			2008	2007	Change
Sales	$114.4	$92.4	$22.0	23.8%		$226.7	$183.6	$43.1	23.5%
Operating profit	$23.9	$18.6	$5.3	28.5%		$46.2	$35.4	$10.8	30.4%
Operating margin	20.9%	20.1%	-	0.8	pts.	20.4%	19.3%	-	1.1	pts.

Barnes Aerospace generated another quarter of strong results through steady execution across its businesses combined with strong global demand for its capabilities and services.  The geographic, customer, and platform diversification within Barnes Aerospace has provided and is expected to continue to provide growth opportunities.  We remain optimistic about continued growth of the aerospace sector even though industry dynamics including higher fuel prices and recently announced plans to retire older aircraft have created additional levels of caution.  Barnes Aerospace’s growth in both the manufacturing and aftermarket businesses has been driven by the more fuel-efficient aircraft, which are not targeted for retirement by airlines.  Barnes Aerospace’s focus is on the newer generation airplane and engine platforms.  Throughout the second half of 2008 Barnes Aerospace expects to realize continued sales growth above the industry averages.  However, the year-over-year growth in the second half of 2008 is likely to be impacted as a result of the high level of sales achieved during the second half of last year as well as delays in delivery schedules.

Barnes Aerospace achieved sales of $114.4 million in the second quarter of 2008, an increase of 24 percent over the second quarter of 2007.  The second quarter 2008 sales increase reflects growth of 30 percent in aftermarket sales.  Contributing to aftermarket sales growth was the positive impact of Revenue Sharing Programs (RSPs) and, to a lesser extent, increased maintenance, overhaul and repair (MRO) sales.

Manufacturing sales increased 21 percent for the quarter on the strength of the sales order backlog.  The total order backlog at Barnes Aerospace at the end of the second quarter of 2008 was $424.4 million, down from the record high of $472.6 million at December 31, 2007.  This decrease includes lower orders combined with deferments of approximately $20 million in the manufacturing business primarily related to delays in Boeing’s 787 airplane delivery schedule.  In addition, anticipated new orders were not booked as a result of the delays, but are expected to enter into the backlog at some

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point in the future. Approximately 61 percent of the backlog at June 30, 2008 is expected to be shipped within the next 12 months.

Barnes Aerospace’s second quarter 2008 operating profit was a record $23.9 million, an increase of 29 percent from the 2007 period.  Barnes Aerospace has generated quarter-over-quarter growth in operating profit for 18 consecutive quarters.  Operating profit for the second quarter of 2008 was positively impacted by profit contribution from aftermarket RSPs as well as a sales volume increase in the manufacturing business, and operational improvements.  This was partially offset by higher costs in its MRO business as it continues to assimilate the manufacturing of a new product line introduced in the second half of 2007.  Barnes Aerospace will continue to leverage new business opportunities and meet increased demand by adding capacity in strategic locations both domestically and internationally and through enterprise-wide lean activities to improve the efficiency and productivity of its facilities.

Barnes Distribution

	Three months ended June 30,					Six months ended June 30,
(millions)	2008	2007	Change			2008	2007	Change
Sales	$135.8	$137.5	($1.7)	(1.3)%		$276.7	$277.3	($0.6)	(0.2)%
Operating profit	$5.4	$3.7	$1.7	48.9%		$12.4	$9.9	$2.5	25.5%
Operating margin	4.0%	2.7%	-	1.3	pts.	4.5%	3.6%	-	0.9	pts.

Barnes Distribution continued to focus on improving service delivery and executing on its operating strategy during the quarter.  Driven by the value proposition we provide to our customers, we remain confident that we are moving in the right direction to position this business for sustainable and predictable growth.  Our sales force has been empowered through the use of new sales tools and technologies, enabled through a more cost effective globally sourced product offering, made more efficient through a new organization and management structure, and incented to profitably meet our customers’ needs.  Our focus is firmly on growing profitable sales and achieving improved operating margins.  The organization is moving from a sales volume-driven business to a profitable sales oriented business.

Barnes Distribution achieved sales of $135.8 million in the second quarter of 2008, a decrease of approximately 1 percent over the second quarter of 2007.  Barnes Distribution’s organic sales decreased $7.1 million, or approximately 5 percent.  The lower organic sales were due to softness in certain markets in North America, primarily the transportation-related and certain manufacturing segments, and the impact of initiatives which created sales force disruption in the United States and the United Kingdom.  Sales in Europe and Canada, as reported in U.S. dollars, were favorably impacted by the strength of the local currencies, increasing sales by approximately $5.4 million in the second quarter of 2008.

Barnes Distribution’s operating profit for the second quarter of 2008 increased approximately 49 percent to $5.4 million and resulted in an operating margin improvement of 1.3 percentage points to 4.0 percent.  This improvement is primarily attributable to the favorable impact of operating and productivity initiatives implemented in North America.  These initiatives have lowered operating costs, improved value pricing and sales productivity, and contributed to a net reduction in distribution costs.  The positive impact on operating profit in North America was partially offset by lower sales levels, particularly in Europe, and approximately $1.5 million of severance costs to align Barnes Distribution’s cost base to support current sales levels, primarily in the U.S. and the United Kingdom.

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Barnes Distribution’s North American business continues to make encouraging financial progress.  For the second quarter in a row, Barnes Distribution North America generated favorable year-over-year and sequential progress while achieving the highest level of operating margin performance in 10 years. Improvements have been made through rigorous attention to servicing customers, tight cost controls including lean enterprise activities, sales of globally sourced items over higher cost domestic products, and a market segmentation strategy.  The business continues to streamline back-office operations with the consolidation of the Canadian sourcing and customer service operations into the Cleveland office.  In addition, stronger performance in corporate accounts along with solid service delivery among the distribution centers contributed to the financial improvement during the second quarter.

Barnes Distribution’s European business continued to underperform during the second quarter of 2008.  The management team in Europe assessed improvement opportunities and implemented necessary cost reduction efforts during the second quarter.  Cost reduction activities focused on establishing the proper cost structure based on the current level of revenues.  In addition, the European management team focused on retaining and attracting qualified sales professionals to the organization.  Improved operational performance and cost management actions combined with sales growth will enable Barnes Distribution’s European business to enhance its financial performance.

Barnes Distribution’s second quarter results were below expectations primarily as a result of the underperformance in Europe.  Assessment of the challenges in Europe and further improvement plans are ongoing.  As a result, the rate of Barnes Distribution’s operating margin improvement through the rest of the year is less certain and the full-year operating margin is now expected to be at the low end of our previously announced goal of 6 percent to 8 percent.  The outlook assumes that economic activity in the U.S. and European end markets remains stable.

Barnes Industrial

	Three months ended June 30,					Six months ended June 30,
(millions)	2008	2007	Change			2008	2007	Change
Sales	$132.9	$130.0	$2.9	2.3%		$268.5	$259.9	$8.6	3.3%
Operating profit	$19.7	$18.1	$1.6	8.9%		$40.3	$38.2	$2.1	5.5%
Operating margin	14.8%	13.9%	-	0.9	pts.	15.0%	14.7%	-	0.3	pts.

Barnes Industrial’s results during the second quarter continue to validate the benefits of a globally diverse business and a profit-centric organization.  Key productivity measures of sales per employee and operating profit per employee were up 7 percent and 14 percent, respectively.  Activities throughout the balance of the year will be focused on enhancing sales growth opportunities, productivity and process improvements, and positioning Barnes Industrial’s diverse businesses for long-term success.

Sales at Barnes Industrial for the second quarter of 2008 were $132.9 million, an increase of approximately 2 percent over the second quarter of 2007.  Sales, primarily in Europe, as reported in U.S. dollars, were favorably impacted by the strength of local currencies, increasing reported sales by approximately $8.4 million.  The divestiture in March 2008 of Spectrum Plastics Molding Resources, Inc., a business of Barnes Industrial, resulted in a reduction in sales of approximately $3.4 million as compared to the 2007 period.

On a regional basis, European and Asian businesses continued to generate strong revenue growth as demand remained consistent during the second quarter.  Transportation-focused businesses in North

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America experienced sales declines during the quarter which were partially offset by sales growth in the industrial end markets.

Barnes Industrial’s second quarter 2008 operating profit of $19.7 million increased approximately 9 percent from the prior year quarter.  Second quarter 2008 operating profit was positively impacted by increased sales, process improvements, and pricing initiatives within the European businesses partially offset by a decline in North American operations due to lower sales and cost base alignment activities.  Productivity improvements from lean enterprise activities in North America and throughout the business, in addition to rigorous cost containment and pricing actions, are providing benefits in managing Barnes Industrial’s cost structure.  As inflationary pressures on commodities increase, Barnes Industrial continues to actively monitor its raw material exposure and potential supply constraints to help ensure future availability of raw materials at favorable prices.  The outlook assumes that economic activity in the U.S. and European end markets remains stable.

Total Company
Revenues - The Company reported net sales of $382.9 million in the second quarter of 2008, an increase of $23.4 million or approximately 6 percent, over the second quarter of 2007.  The sales increase reflected approximately $13.0 million of organic sales growth primarily at Barnes Aerospace.  International sales were favorably impacted by the strength of local currencies, which impacted reported U.S. dollar sales by an additional $13.8 million in 2008.  Future positive influences on revenue will be mitigated if foreign currencies weaken against the U.S. dollar.  The sale of Spectrum Plastics resulted in a reduction in sales of $3.4 million as compared to the 2007 period.

	Revenues
	Three months	Three months ended June 30, 2008
	ended		Acquisition/	Foreign
	June 30,	Organic	(Divestiture)	Exchange
(millions)	2007	Growth	Revenues	Impact	Total
Barnes Aerospace	$92.4	$22.0	-	-	$114.4
Barnes Distribution	$137.5	($7.1)	-	$5.4	$135.8
Barnes Industrial	$130.0	($2.1)	($3.4)	$8.4	$132.9
Intersegment	($0.4)	$0.2	-	-	($0.2)

Total	$359.5	$13.0	($3.4)	$13.8	$382.9

Cost of Sales and Selling and Administrative Expenses - Cost of sales increased approximately 7 percent in the second quarter of 2008 compared with the same period in 2007, primarily as a result of higher sales levels.  The increase in cost of sales was marginally higher than the percentage increase in sales and resulted in a slight reduction in gross margin.

Selling and administrative expenses were 25.9 percent of sales, reflecting a decrease of 1.7 percentage points from the same period of 2007.  This decrease was due primarily to a shift to lower cost manufacturing businesses, expense reduction initiatives, and lower selling expenses at Barnes Distribution.  These improvements were offset by increased costs from higher sales volumes as well as costs associated with second quarter 2008 cost base alignment activities, primarily at Barnes Distribution.

Operating Income – Operating income of $49.0 million in the second quarter of 2008 increased $8.7 million over the corresponding prior year period.  While all three business groups contributed to the increase in operating income, Barnes Aerospace was the greatest contributor due to a significant improvement in its results, driven by higher sales.  Operating income margin for the quarter increased

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to 12.8 percent from 11.2 percent a year ago, due to improvements in all three groups, particularly within Barnes Aerospace and at Barnes Distribution which realized a considerable improvement in operating margin in North America.

Other Income/Interest Expense – Other expenses, net of other income, increased $0.3 million in the second quarter of 2008, compared to the same period in 2007.  Interest expense decreased $1.4 million to $5.1 million in the second quarter of 2008.  The interest expense reduction was principally due to lower interest rates.

Income Taxes – The Company’s effective tax rate for the first half of 2008 was 21.4 percent, which resulted in an effective tax rate for the second quarter of 2008 of 20.6 percent, compared with 19.9 percent in the first half of 2007 and 20.3 percent for the full year 2007.  Changes in the Company’s tax rate are largely dependent on the mix between domestic and international earnings.

Net Income – Net income for the second quarter was a record at $34.6 million, an increase of 22 percent over last year with diluted EPS of $0.60, an increase of 22 percent.  Diluted average shares outstanding decreased less than 1 percent from the prior year to 57.4 million.

The weighted average diluted share count for the full year 2008 is projected to be in the range of 58 to 59 million.  The Company’s option grants and restricted stock unit program along with the convertible notes affect the total diluted share count depending on the Company’s stock price.  The chart below details the impact the convertible notes have on total diluted shares for a given 2008 stock price as compared to the fourth quarter 2007 level.  The basis for calculating the dilutive effect of convertible notes is the average closing stock price of the last 30 trading days of the quarter; as of December 31, 2007, that price was $31.45.  The average closing stock price for Barnes Group Inc.’s shares during the last 30 trading days of the second quarter of 2008 was $28.04.  Included in the projected full-year diluted share count is approximately 1.6 million shares from the estimated dilutive effect of the convertible notes.

	Number of Shares (in millions)
	Convertible	Convertible
	Notes	Notes Diluted	Changes In
	Diluted Share	Share Effect	Convertible Notes
2008 Stock Price	Effect	As of 4Q 2007	Effect
$20.00	0.0	1.9	(1.9)
$25.00	0.8	1.9	(1.1)
$28.04	1.2	1.9	(0.7)
$30.00	1.6	1.9	(0.3)
$31.45	1.9	1.9	-
$35.00	2.6	1.9	0.7
$40.00	3.3	1.9	1.4

Balance Sheet / Cash Flow - Cash was $25.1 million at the end of the quarter.  The debt-to-capitalization ratio was approximately 39 percent, slightly below the Company’s targeted range of 40 to 45 percent.  The debt-to-EBITDA ratio was 2.13 times versus a total debt covenant of 4.0 times, and allows for additional borrowings of $409.3 million.

Capital expenditures for the second quarter were approximately $14.0 million.  Depreciation and amortization for second quarter of 2008 were $13.3 million.

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Projections for 2008 – Based on current market conditions, management’s projections for 2008 are as follows:
▪	EPS - $2.30 to $2.36 per diluted share; a 31% to 34% increase over reported 2007 results.
▪	Diluted shares – in the range of 58 to 59 million.
▪	Barnes Aerospace operating margin – 20.0% to 21.0%, up from 18.9% in 2007.
▪	Barnes Distribution operating margin – approximately 6.0%, up from 1.8% in 2007.
▪	Barnes Industrial operating margin – approximately 14.0%, in line with the 2007 level.
▪	Tax rate – approximately 22%.
▪	Debt-to-capitalization ratio – at the lower end of the 40% to 45% range.
▪	Capital expenditures – $45 to $50 million, primarily related to investments needed to increase capacity and improve operational efficiency.
▪	Depreciation and amortization – approximately $50 to $54 million.

The Company will conduct a conference call with investors to discuss second quarter results at 8:30 a.m. EDT today, July 25, 2008.  The conference call will consist of brief opening remarks followed by a question and answer session.  A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.barnesgroupinc.com.

Barnes Group Inc. (NYSE:B) is an international aerospace and industrial components manufacturer and full-service distribution company focused on achieving consistent, sustainable, and predictable results.  Founded in 1857, Barnes Group consists of three businesses:  Barnes Aerospace, Barnes Distribution and Barnes Industrial.  More than 6,200 dedicated employees at more than 70 locations worldwide contribute to Barnes Group Inc.’s success.  For more information, visit www.barnesgroupinc.com.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements are made based upon management’s good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as “anticipated,” “believe,” “expect,” “plans,” “strategy,” “estimate,” “project,” and other words of similar meaning in connection with a discussion of future operating or financial performance.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; changes in raw material prices and availability; our dependence upon revenues and earnings from a small number of significant customers; uninsured claims; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Brian D. Koppy – 860.973.2126

###

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2008	2007	% Change	2008	2007	% Change

Net sales	$382,873	$359,526	6.5	$771,441	$720,176	7.1

Cost of sales	234,547	219,832	6.7	474,373	440,749	7.6
Selling and administrative expenses	99,314	99,399	(0.1)	198,156	195,964	1.1
	333,861	319,231	4.6	672,529	636,713	5.6

Operating income	49,012	40,295	21.6	98,912	83,463	18.5

Operating margin	12.8%	11.2%		12.8%	11.6%

Other income	104	389	(73.3)	303	631	(51.9)

Interest expense	5,125	6,489	(21.0)	10,423	13,461	(22.6)
Other expenses (see note)	374	321	16.5	2,210	661	NM

Income before income taxes	43,617	33,874	28.8	86,582	69,972	23.7

Income taxes	9,002	5,487	64.1	18,536	13,930	33.1

Net income	$34,615	$28,387	21.9	$68,046	$56,042	21.4

Per common share:
Net income:
Basic	$0.64	$0.53	20.8	$1.26	$1.06	18.9
Diluted	0.60	0.49	22.4	1.20	0.99	21.2
Dividends	0.16	0.140	14.3	0.30	0.265	13.2

Average common shares outstanding:
Basic	54,294,170	53,134,347	2.2	54,210,884	52,855,972	2.6
Diluted	57,353,889	57,730,886	(0.7)	56,720,508	56,461,052	0.5

Note: Year to date 2008 Other expenses includes a $1,237 ($843 after-tax, or $.01 diluted EPS) transaction loss on sale of Spectrum Plastics.

NM- not meaningful

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2008	2007	% Change	2008	2007	% Change

		(note 1)			(note 1)
Net Sales

Barnes Aerospace	$114,402	$92,418	23.8	$226,710	$183,610	23.5

Barnes Distribution	135,772	137,502	(1.3)	276,745	277,269	(0.2)

Barnes Industrial	132,922	129,960	2.3	268,507	259,909	3.3

Intersegment sales	(223)	(354)	36.8	(521)	(612)	14.8

Total net sales	$382,873	$359,526	6.5	$771,441	$720,176	7.1

Operating profit

Barnes Aerospace	$23,877	$18,582	28.5	$46,188	$35,424	30.4

Barnes Distribution	5,434	3,651	48.9	12,401	9,881	25.5

Barnes Industrial	19,697	18,090	8.9	40,321	38,213	5.5

Total operating profit	49,008	40,323	21.5	98,910	83,518	18.4

Interest income	89	251	(64.4)	279	439	(36.5)

Interest expense	(5,125)	(6,489)	(21.0)	(10,423)	(13,461)	(22.6)

Other income (expense), net (note 2)	(355)	(211)	68.1	(2,184)	(524)	NM

Income before income taxes	$43,617	$33,874	28.8	$86,582	$69,972	23.7

Notes:
1)  Segment information has been adjusted on a retrospective bases to reflect the transfer of the Raymond business from Barnes Distribution to Barnes Industrial.
2)  Year to date 2008 Other income (expense) includes $1,237 transaction loss on the sale of Spectrum Plastics.
NM Not meaningful

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	June 30,	June 30,
	2008	2007

Assets
Current assets
Cash and cash equivalents	$25,140	$22,393
Accounts receivable	239,907	222,247
Inventories	251,260	204,065
Deferred income taxes	26,890	22,594
Prepaid expenses	17,533	16,547

Total current assets	560,730	487,846

Deferred income taxes	10,180	27,810
Property, plant and equipment, net	243,318	217,213
Goodwill	394,694	363,512
Other intangible assets, net	323,603	306,102
Other assets	66,101	51,333

Total assets	$1,598,626	$1,453,816

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$9,752	$10,521
Accounts payable	133,213	182,344
Accrued liabilities	98,097	106,212
Long-term debt-current	35,529	51,939

Total current liabilities	276,591	351,016

Long-term debt	423,064	377,935
Accrued retirement benefits	108,018	113,495
Other liabilities	45,899	34,690

Stockholders' equity	745,054	576,680

Total liabilities and stockholders' equity	$1,598,626	$1,453,816